ImmuCell Announces Profitable Financial Results

PORTLAND, ME -- (Marketwire - August 13, 2012) - ImmuCell Corporation (NASDAQ: ICCC) today announced the results of its operations for the three-month and six-month periods ended June 30, 2012.

"Based primarily on increased gross margin from sales of First Defense® and the planned reduction in Mast Out® product development expenditures, we returned to profitable operations during the three-month and six-month periods ended June 30, 2012 for the first time since the first quarter of 2008," commented Michael F. Brigham, President and CEO. "In this extremely challenging dairy economy with a record low milk-to-feed price ratio, we experienced a 17% drop in sales of our lead product, First Defense® during the second quarter of 2012 in comparison to the same period in 2011, but sales of this product during the twelve-month period ended June 30, 2012 are up 5%."

Net operating income was $37,000 during the three-month period ended June 30, 2012, in contrast to a net operating loss of ($433,000) during the same period in 2011. Net income was $15,000, or less than $0.01 per share, during the three-month period ended June 30, 2012, in contrast to a net loss of ($258,000), or ($0.09) per share, during the same period in 2011.

Net operating income was $319,000 during the six-month period ended June 30, 2012, in contrast to a net operating loss of ($450,000) during the same period in 2011. Net income was $170,000, or $0.05 per share, during the six-month period ended June 30, 2012, in contrast to a net loss of ($281,000), or ($0.09) per share, during the same period in 2011.

During the three-month period ended June 30, 2012, product sales decreased by 6%, or $72,000, to $1,175,000 in comparison to the same period in 2011. During the six-month period ended June 30, 2012, product sales increased by 3%, or $89,000, to $2,892,000 in comparison to the same period in 2011.

Cash, cash equivalents and short-term investments increased by 1%, or $54,000, to $5,014,000 at June 30, 2012 as compared to $4,960,000 at December 31, 2011. Stockholders' equity increased by 3%, or $237,000, to $9,258,000 at June 30, 2012 as compared to $9,020,000 at December 31, 2011. The Company had 3,019,000 shares of common stock outstanding as of June 30, 2012.

"The big news for us recently is the July 19, 2012 announcement that we received a Complete Letter from the FDA relating to the Effectiveness Technical Section of our New Animal Drug Application for Mast Out®," further commented Mr. Brigham. "This significant accomplishment by our product development team is a major step in bringing Mast Out® closer to commercialization."

                                            (Unaudited)       (Unaudited)
                                            Three-Month        Six-Month
                                           Periods Ended     Periods Ended
                                             June 30,          June 30,
                                         ----------------  ----------------
(In thousands, except per share amounts)   2012     2011     2012     2011
                                         -------  -------  -------  -------

Product sales                            $ 1,175  $ 1,247  $ 2,892  $ 2,803
Costs of goods sold                          505      553    1,209    1,240
                                         -------  -------  -------  -------
  Gross margin                               670      694    1,683    1,563

Product development expenses                 212      673      460    1,145
Sales, marketing and administrative
 expenses                                    421      454      904      868
                                         -------  -------  -------  -------
  Other operating expenses                   633    1,127    1,364    2,013
                                         -------  -------  -------  -------

NET OPERATING INCOME (LOSS)                   37     (433)     319     (450)

Other (expenses) revenues, net               (10)     (24)     (21)     (38)
                                         -------  -------  -------  -------

INCOME (LOSS) BEFORE INCOME TAXES             27     (457)     298     (488)

Income tax expense (benefit)                  12     (199)     128     (207)
                                         -------  -------  -------  -------

NET INCOME (LOSS)                        $    15  $  (258) $   170  $  (281)
                                         =======  =======  =======  =======

Weighted average common shares
 outstanding:
  Basic                                    3,019    2,974    3,018    2,974
  Diluted                                  3,114    2,974    3,108    2,974

NET INCOME (LOSS) PER SHARE:
  Basic                                  $  0.01  $ (0.09) $  0.06  $ (0.09)
  Diluted                                $  0.00  $ (0.09) $  0.05  $ (0.09)

                                                   (Unaudited)
(In thousands)                                        As of        As of
                                                     June 30,   December 31,
                                                       2012         2011
                                                   ----------- -------------

Cash, cash equivalents and short-term investments  $     5,014 $       4,960
Total assets                                            11,037        10,991
Net working capital                                      6,751         6,516
Stockholders' equity                               $     9,258 $       9,020

About ImmuCell:
ImmuCell Corporation's (NASDAQ: ICCC) purpose is to create scientifically-proven and practical products that result in a measurable economic impact on animal health and productivity in the dairy and beef industries. Press releases and other information about the Company are available at our web-site, (http://www.immucell.com).

Contact:
Michael F. Brigham
President and Chief Executive Officer
(207) 878-2770 Ext. 3106